Exhibit 99.1

MARCUS CORPORATION REPORTS THIRD QUARTER FISCAL 2025 RESULTS
Company repurchases $9 million in shares during third quarter; Board of Directors authorizes repurchase of up to 4.0 million additional shares
Milwaukee, October 31, 2025 … The Marcus Corporation (NYSE: MCS) today reported results for the third quarter fiscal 2025 ended September 30, 2025.

“Marcus Hotels & Resorts led the way during the third quarter of fiscal 2025, delivering revenue growth and overcoming a tough comparison to last year’s third quarter, which significantly benefitted from the impact of the Republican National Convention in Milwaukee,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “At Marcus Theatres, while several films performed well during the quarter, the absence of a breakout blockbuster hit movie and fewer family films resulted in a weaker box office. Looking ahead, the remainder of the year features several highly anticipated films, and the 2026 film slate is franchise heavy, including more family films. Our continued confidence in the underlying strength of both businesses resulted in spending $9 million to repurchase 0.6 million shares during the third quarter of fiscal 2025, with our Board of Directors authorizing the repurchase of up to 4.0 million additional shares. In the past four quarters, we are pleased to have returned more than $25 million to our shareholders.”

Third Quarter Fiscal 2025 Highlights
•Total revenues for the third quarter of fiscal 2025 were $210.2 million, a 9.7% decrease from total revenues of $232.7 million for the third quarter of fiscal 2024.
•Operating income was $22.7 million for the third quarter of fiscal 2025, a 30.7% decrease from operating income of $32.8 million for the prior year quarter.
•Net earnings was $16.2 million for the third quarter of fiscal 2025, compared to net earnings of $23.3 million for the same period in fiscal 2024. Net earnings for the third quarter of fiscal 2025 was favorably impacted by a $3.0 million, or $0.10 per share, gain from a property insurance settlement, net of tax. Net earnings for the third quarter of fiscal 2024 was negatively impacted by $1.5 million, or $0.05 per share, of debt conversion expense and related tax impacts of the convertible senior notes repurchases.
•Net earnings per diluted common share was $0.52 for the third quarter of fiscal 2025, compared to net earnings per diluted common share of $0.73 for the third quarter of fiscal 2024.
•Adjusted EBITDA was $40.4 million for the third quarter of fiscal 2025, a 22.6% decrease from Adjusted EBITDA of $52.3 million for the prior year quarter.

First Three Quarters Fiscal 2025 Highlights
•Total revenues for the first three quarters of fiscal 2025 were $565.0 million, a 3.2% increase from total revenues of $547.2 million for the first three quarters of fiscal 2024.
•Operating income was $15.3 million for the first three quarters of fiscal 2025, a 16.5% decrease from operating income of $18.4 million for the first three quarters of fiscal 2024.
•Net earnings was $6.7 million for the first three quarters of fiscal 2025, compared to net loss of $8.8 million for the first three quarters of fiscal 2024. Net earnings for the first three quarters of fiscal 2025 was favorably impacted by a $3.0 million, or $0.10 per share, gain from a property insurance settlement, net of tax. Net loss for the first three quarters of fiscal 2024 was negatively impacted by $16.5 million, or $0.52 per share, of debt conversion expense and related tax impacts of the convertible senior notes repurchases.
•Net earnings per diluted common share was $0.21 for the first three quarters of fiscal 2025, compared to net loss per diluted common share of $0.28 for the first three quarters of fiscal 2024.
•Adjusted EBITDA was $72.5 million for the first three quarters of fiscal 2025, a 5.3% decrease from Adjusted EBITDA of $76.5 million for first three quarters of fiscal 2024.

Marcus Theatres®

Total Theatre revenues were $119.9 million for the third quarter of fiscal 2025, a 16.6% decrease compared to the third quarter of fiscal 2024. Division operating income was $12.3 million for the third quarter of fiscal 2025, a $9.4 million decrease compared to the third quarter of fiscal 2024. Adjusted EBITDA was $22.1 million for the third quarter of fiscal 2025, a 33.4% decrease from the third quarter of fiscal 2024.

Same store admission revenues for the third quarter of fiscal 2025 decreased 15.8%, with an unfavorable mix of films in our Midwestern markets that was light on family film content, compared to a favorable mix of films in the prior year quarter. Same store attendance decreased 18.7% in the third quarter of fiscal 2025 with average ticket prices up 3.6% compared to the prior year quarter due to strategic price changes designed to optimize peak demand, as well as a higher percentage of sales coming from premium large format screens. Average concession revenues per person increased 2.1% during the third quarter compared to the prior year quarter.

During the third quarter of fiscal 2025, Marcus Theatres’ top five highest-performing films were Superman, Jurassic World: Rebirth, The Fantastic Four: First Steps, The Conjuring: Last Rights, and Weapons.

“While the film slate during the third quarter of fiscal 2025 featured several movies that performed better than expected, the overall mix was not as favorable in our mostly Midwestern markets. Moreover, the absence of high-performing tentpole films during the quarter resulted in a difficult comparison to the prior year period, which featured several blockbuster movies and was a record for Marcus Theatres,” said Mark A. Gramz, president of Marcus Theatres. “We expect these dynamics to be short-lived, with presales of Wicked: For Good trending over three times ahead of pre-sales for last year’s Wicked, which was a major box office success. With several other highly anticipated films on the way, including family-friendly titles that tend to play well in our markets, the holiday season is warming up to bring plenty of cheer to a wide range of audiences.”

Several films have contributed to early fiscal 2025 fourth quarter results, including Black Phone 2, One Battle After Another, and Taylor Swift: The Official Release Party of a Showgirl, with a strong film slate scheduled for the remainder of the year, including Predator: Badlands, The Running Man, Now You See Me: Now You Don’t, Wicked: For Good, Zootopia 2, Five Nights at Freddy’s 2, The SpongeBob Movie: Search for SquarePants, and Avatar: Fire and Ash. While film schedule changes may occur, new films planned to be released during fiscal 2026 that have the potential to perform very well include: The Super Mario Galaxy Movie, The Mandalorian and Grogu, Toy Story 5, Supergirl, Minions 3, Moana, Spider-Man: Brand New Day, The Odyssey, Jumanji 3, Avengers: Doomsday, and Dune Messiah.

Marcus® Hotels & Resorts

During the third quarter of fiscal 2025, Marcus Hotels & Resorts reported total revenues before cost reimbursements of $80.3 million, a 1.7% increase over the third quarter of fiscal 2024, due to growth in food and beverage revenues driven by strong group business and increased occupancy at six out of seven owned hotels. Division operating income of $16.4 million during the third quarter of fiscal 2025 decreased $0.7 million and was negatively impacted by an increase in depreciation expense of $0.5 million due to hotel renovations completed during fiscal 2024 and fiscal 2025. Adjusted EBITDA was $23.1 million in the third quarter of fiscal 2025, a 0.3% increase compared to the prior year quarter.

Revenue per available room, or RevPAR, decreased 1.5% in the fiscal 2025 third quarter, primarily due to decreased average daily rates compared to the prior year period when the Republican National Convention favorably impacted rates. During the third quarter of fiscal 2025, Marcus Hotels & Resorts outperformed its competitive sets by 5.2 percentage points, primarily driven by strong performance in group business and a strong summer season at Grand Geneva Resort & Spa.

"We are pleased with our third quarter fiscal 2025 results, successfully achieving overall growth despite a tough comparison,” said Michael R. Evans, president of Marcus Hotels & Resorts. “We continue to capitalize on the strength in group business, which is particularly strong at our newly renovated properties - Grand Geneva Resort & Spa, The Pfister Hotel, and Hilton Milwaukee. We also continue to see stable leisure travel demand in our markets, and we believe our upper upscale properties remain well positioned to outperform within the markets in which they compete.”

In September, Marcus Hotels & Resorts announced that the west wing of Hilton Milwaukee will reopen in early 2026 as The Marc Hotel, an independent 175-room hotel. With direct connectivity to the Baird Center, The Marc Hotel will serve as an appealing destination for both convention attendees and travelers seeking a convenient limited-service hotel option.

In October, four Marcus Hotels & Resorts’ properties were recognized with top honors by Condé Nast Traveler 2025 Readers’ Choice Awards. Grand Geneva Resort & Spa claimed the title of the No. 1 top resort in the Midwest; The Platinum Hotel in Las Vegas was recognized as the No. 2 hotel in Las Vegas; Kimpton Hotel Monaco Pittsburgh was ranked as a top hotel in the Mid-Atlantic; and The Pfister Hotel was among the top hotels in the Midwest by readers of Condé Nast Traveler. The awards are one of the most prestigious recognitions in the hospitality industry.

Return of Capital to Shareholders

During the third quarter of fiscal 2025, the Company repurchased 0.6 million shares of common stock for $9.0 million in cash, and during the first three quarters of fiscal 2025, the Company repurchased 1.0 million shares of common stock for $16.2 million in cash. Since resuming share repurchases in the third quarter of fiscal 2024, the Company has repurchased 1.7 million shares of common stock, or 5.3% of the shares outstanding, for $25.9 million in cash.

Marcus Corporation’s Board of Directors announced today that it has authorized the repurchase of up to 4.0 million additional shares of the Company’s common stock, subject to certain market and other conditions. The new authorization adds to the Company’s existing share repurchase program that had approximately 0.7 million shares remaining under prior authorizations as of September 30, 2025, resulting in 4.7 million shares remaining available for repurchase under Board of Directors repurchase authorizations. As of September 30, 2025, the Company had 23.7 million shares of common stock outstanding and 7.0 million shares of Class B common stock outstanding.

“We continue to believe that repurchasing our shares is a good investment for the company. With our strong balance sheet and cash flow, we believe that when timing and market conditions are appropriate, we will be able to repurchase shares to enhance shareholder value while at the same time continuing to invest in our businesses to facilitate our long-term growth,” said Chad Paris, chief financial officer and treasurer of Marcus Corporation.

The new authorization does not obligate the Company to acquire any particular number of shares of common stock. The pace of the company’s repurchase activity will depend on factors such as current stock price, market conditions, liquidity, other capital uses and other factors. The company’s share repurchase program may be suspended, modified or discontinued at any time and has no set expiration date. The shares repurchased would be retained as treasury stock and used for employee benefit plans or other general corporate purposes.

Fiscal Year Change

Beginning December 27, 2024, the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year. Accordingly, beginning in the current year, the Company’s quarterly results are for three-month periods ending March 31, June 30, September 30 and December 31.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Friday, October 31, 2025, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or dialing 1- 646-844-6383 and entering the passcode 224516. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Friday, November 7, 2025, by dialing 1-866-813-9403 and entering passcode 560371. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Investors: Chad Paris
(414) 905-1100
investors@marcuscorp.com
Media: Megan Hakes
(414) 788-6599
Megan.Hakes@hprstrategies.com

Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as tariffs or a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 26, 2024	September 30, 2025	September 26, 2024
Revenues:
Theatre admissions	$57,714	$68,980	$160,993	$158,156
Rooms	39,875	40,019	88,782	88,728
Theatre concessions	51,244	62,118	146,855	141,230
Food and beverage	24,137	22,283	63,257	57,718
Other revenues	26,546	28,876	74,210	71,112
	199,516	222,276	534,097	516,944
Cost reimbursements	10,635	10,392	30,863	30,303
Total revenues	210,151	232,668	564,960	547,247

Costs and expenses:
Theatre operations	59,327	68,460	173,169	165,563
Rooms	12,102	12,300	33,094	32,875
Theatre concessions	20,962	24,062	61,750	57,463
Food and beverage	17,280	16,084	47,565	45,027
Advertising and marketing	7,177	6,645	19,065	18,448
Administrative	22,913	23,202	70,601	67,234
Depreciation and amortization	16,835	17,274	52,276	49,988
Rent	6,304	6,631	18,875	19,474
Property taxes	3,888	4,442	12,625	12,061
Other operating expenses	10,069	10,279	31,007	29,890
(Gain) loss on disposition of property, equipment and other assets	(72)	115	(1,256)	95
Impairment charges	—	—	—	472
Reimbursed costs	10,635	10,392	30,863	30,303
Total costs and expenses	187,420	199,886	549,634	528,893

Operating income	22,731	32,782	15,326	18,354

Other income (expense):
Investment income	(19)	809	464	1,674
Interest expense	(2,766)	(3,062)	(8,569)	(8,160)
Other income (expense)	4,187	(390)	3,300	(1,121)
Debt conversion expense	—	(1,410)	—	(15,318)
Equity earnings (losses) from unconsolidated joint ventures	57	(9)	(438)	(446)
	1,459	(4,062)	(5,243)	(23,371)

Earnings (loss) before income taxes	24,190	28,720	10,083	(5,017)
Income tax expense	7,960	5,406	3,348	3,756
Net earnings (loss)	$16,230	$23,314	6,735	(8,773)

Net earnings (loss) per common share - diluted	$0.52	$0.73	$0.21	$(0.28)

Weighted average shares outstanding - diluted	31,175	32,031	31,449	32,002

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2025	December 26, 2024

Assets:

Cash and cash equivalents	$7,388	$40,841
Restricted cash	3,093	3,738
Accounts receivable	21,714	21,457
Assets held for sale	—	1,199
Other current assets	18,523	24,915
Property and equipment, net	698,973	685,734
Operating lease right-of-use assets	149,194	159,194
Other assets	105,413	107,450

Total Assets	$1,004,298	$1,044,528

Liabilities and Shareholders' Equity:

Accounts payable	$34,145	$50,690
Income taxes	115	—
Taxes other than income taxes	18,818	18,696
Other current liabilities	72,102	78,806
Current portion of finance lease obligations	2,850	2,591
Current portion of operating lease obligations	16,176	15,765
Current maturities of long-term debt	—	10,133
Finance lease obligations	8,969	10,360
Operating lease obligations	152,620	164,776
Long-term debt	161,953	149,007
Deferred income taxes	35,531	32,619
Other long-term obligations	46,677	46,219
Equity	454,342	464,866

Total Liabilities and Shareholders' Equity	$1,004,298	$1,044,528

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three Months Ended September 30, 2025
Revenues	$119,941	$90,129	$81	$210,151
Operating income (loss)	12,331	16,356	(5,956)	22,731
Depreciation and amortization	10,155	6,285	395	16,835
Adjusted EBITDA	22,106	23,144	(4,804)	40,446

Three Months Ended September 26, 2024
Revenues	$143,843	$88,738	$87	$232,668
Operating income (loss)	21,761	17,041	(6,020)	32,782
Depreciation and amortization	11,347	5,789	138	17,274
Adjusted EBITDA	33,187	23,074	(3,986)	52,275

Nine Months Ended September 30, 2025
Revenues	$338,948	$225,733	$279	$564,960
Operating income (loss)	21,750	14,506	(20,930)	15,326
Depreciation and amortization	31,316	19,767	1,193	52,276
Adjusted EBITDA	52,346	35,381	(15,273)	72,454

Nine Months Ended September 26, 2024
Revenues	$326,565	$220,432	$250	$547,247
Operating income (loss)	18,803	17,996	(18,445)	18,354
Depreciation and amortization	33,900	15,701	387	49,988
Adjusted EBITDA	54,412	34,489	(12,375)	76,526
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
Consolidated	September 30, 2025	September 26, 2024	September 30, 2025	September 26, 2024
Net cash flow provided by (used in) operating activities	$39,089	$30,497	$35,400	$51,374
Net cash flow provided by (used in) investing activities	(15,061)	(17,757)	(46,606)	(58,397)
Net cash flow provided by (used in) financing activities	(30,246)	(17,480)	(22,892)	(19,770)
Capital expenditures	(20,894)	(18,487)	(60,809)	(53,770)

THE MARCUS CORPORATION
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 26, 2024	September 30, 2025	September 26, 2024
Net earnings (loss)	$16,230	$23,314	$6,735	$(8,773)
Add (deduct):
Investment (income) loss	19	(809)	(464)	(1,674)
Interest expense	2,766	3,062	8,569	8,160
Other expense (income) (a)	(4,187)	390	(3,300)	1,121
(Gain) Loss on disposition of property, equipment and other assets	(72)	115	(1,256)	95
Equity earnings (losses) from unconsolidated joint ventures	(57)	9	438	446
Income tax expense	7,960	5,406	3,348	3,756
Depreciation and amortization	16,835	17,274	52,276	49,988
Share-based compensation (b)	1,230	2,225	6,216	7,157
Impairment charges (c)	—	—	—	472
Theatre exit costs (d)	—	—	135	136
Insured losses (recoveries) (e)	(278)	(206)	(243)	239
Debt conversion expense (f)	—	1,410	—	15,318
Other non-recurring (g)	—	85	—	85
Adjusted EBITDA	$40,446	$52,275	$72,454	$76,526

Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three Months Ended September 30, 2025				Nine Months Ended September 30, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$12,331	$16,356	$(5,956)	$22,731	$21,750	$14,506	$(20,930)	$15,326
Depreciation and amortization	10,155	6,285	395	16,835	31,316	19,767	1,193	52,276
(Gain) loss on disposition of property, equipment and other assets	(280)	225	(17)	(72)	(1,473)	234	(17)	(1,256)
Share-based compensation (b)	178	278	774	1,230	861	874	4,481	6,216
Theatre exit costs (d)	—	—	—	—	135	—	—	135
Insured losses (recoveries) (e)	(278)	—	—	(278)	(243)	—	—	(243)
Adjusted EBITDA	$22,106	$23,144	$(4,804)	$40,446	$52,346	$35,381	$(15,273)	$72,454

	Three Months Ended September 26, 2024				Nine Months Ended September 26, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$21,761	$17,041	$(6,020)	$32,782	$18,803	$17,996	$(18,445)	$18,354
Depreciation and amortization	11,347	5,789	138	17,274	33,900	15,701	387	49,988
(Gain) loss on disposition of property, equipment and other assets	126	(11)	—	115	99	(4)	—	95
Share-based compensation (b)	159	255	1,811	2,225	763	796	5,598	7,157
Impairment charges (c)	—	—	—	—	472	—	—	472
Theatre exit costs (d)	—	—	—	—	136	—	—	136
Insured losses (recoveries) (e)	(206)	—	—	(206)	239	—	—	239
Other non-recurring (g)	—	—	85	85	—	—	85	85
Adjusted EBITDA	$33,187	$23,074	$(3,986)	$52,275	$54,412	$34,489	$(12,375)	$76,526

(a)Includes a $4.5 million gain on insurance settlement related to insured property damage at one theatre location in the third quarter of fiscal 2025.
(b)Non-cash expense related to share-based compensation programs.
(c)Non-cash impairment charges related to one permanently closed theatre location in the second quarter of fiscal 2024.

(d)Non-recurring costs related to the closure and exit of one theatre location in the first quarter of fiscal 2025 and one theatre location in the second quarter of fiscal 2024.
(e)Repair costs and insurance recoveries that are non-operating in nature related to insured property damage at one theatre location.
(f)Debt conversion expense for repurchases of $99.1 million aggregate principal amount of Convertible Notes. See Convertible Senior Notes Repurchases in the “Liquidity and Capital Resources” section of MD&A included in the fiscal 2025 third quarter Form 10-Q for further discussion.
(g)Other non-recurring includes professional fees related to convertible debt repurchase transactions.